EXHIBIT 10.18


800 Second Avenue     Tel 212 682 6300    E-mail pr@kcsa.com         [KCSA LOGO]
New York, NY 10017    Fax 212 697-0910    www.kcsa.com
                                                                      KCSA
                                                                PUBLIC RELATIONS
                                                                   WORLDWIDE
February 3, 2000



Mr. Abdul Ladha
President and CEO
Mr. John D. Welsh
Able(TM)Auctions
3112 Boundary Road
Burnaby, B.C. V5M 4A2
CANADA

Dear Abdul and John:

We at KCSA are extremely pleased that Able Auctions has selected KCSA Public Relations Worldwide as its investor relations counsel.

This letter, when signed by you, will confirm that Able Auctions has retained KCSA Public Relations Worldwide as investor relations counsel commencing February 1, 2000. For our services, our monthly minimum fee will be $16,000, which will entitle the Company to up to 100 monthly hours of the professional services of KCSA. All incremental hours -- estimated in advance and with client approval -- will be billed at the rate of $165 per hour. Any unused hours during the course of a month will be "banked" and utilized during the next month. The first two months' payment (February 1 -March 31, 2000) ($32,000) is due and payable with the return of this signed agreement.

The agreement will be for an initial period of six months. All future monthly fees will be billed on the first of each month, commencing April 1, 2000, and are payable in ten days.

It is mutually agreed that any individual out-of-pocket expenses such as BusinessWire distribution, messengers, air courier, clipping service, offset and mass mailings will be rebilled to Able Auctions with the standard agency charge of 20 percent. Telephone, Xerox, postage, travel and editorial lunches will be rebilled without markup. All individual expenditures above $500.00 will be expended only after client approval.

As part of its contracted services, KCSA will make its best efforts to arrange directly or indirectly a financing with institutional and/or individual investors on behalf of Able Auctions. Should KCSA obtain this financing, KCSA will be compensated under the Lehman Standard which is 5% of the first $1 million raised; 4% of the second $1 million raised; 3% of the third $1 million raised; 2% of the fourth $1 million raised; and 1% of the fifth $1 million and any additional funds raised. KCSA will receive full payment upon the closing of the transaction and will reduce the payment by one half of the sum of any professional fees, excluding out-of-pocket expenses, it has earned up to the closing of the transaction. At the discretion of Able, the $8,000





Kanan, Corbin, Schupak & Aronow, Inc.       Public & Investor Relations,
                                            Corporate & Marketing Communications

Mr. Abdul Ladha
Mr. John D. Welsh
February 3, 2000
Page 2



per month fee for financing may be terminated upon 30 days notice. The entire agreement may be terminated upon 60 days written notice.

To the extent Able Auctions desires to take advantage of the services of our full-service graphic design and corporate identity division, monies due for the preparation and production of collateral materials such as brochures, annual reports, reprints and corporate identity and name change explorations, must be paid one half of estimated budget at presentation of finished comprehensive and one half at presentation of mechanicals.

Able Auctions agrees to indemnify and hold harmless KCSA Public Relations Worldwide from and against all losses, claims, damages, expenses or liabilities which we may incur based on information, representations, reports or data you furnish us, to the extent that such material is furnished, prepared, approved and/or just used by us. Similarly, KCSA Public Relations Worldwide agrees to indemnify and hold harmless Able Auctions from and against all losses, claims, expenses or liabilities which Able Auctions may incur based on the misuse of information, representations, reports or data you furnish us.

Once again, we are pleased to have the opportunity to serve you, and you have the assurance of our very best efforts.

                                        Cordially,

                                        KCSA PUBLIC RELATIONS WORLDWIDE


                                        By: /s/ Leslie A. Schupak
                                            ----------------------------------
                                            Leslie A. Schupak
                                            Managing Partner

AGREED AND ACCEPTED
ABLEAUCTIONS


By: ----------------------------

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